UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2021

GLOBAL BLOOD THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 Oyster Point Blvd. South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 741-7700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GBT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2021, Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a license agreement (the “License Agreement”) with Sanofi, a French corporation (“Sanofi”), pursuant to which Sanofi granted the Company an exclusive and sublicensable license under certain patent rights and know-how controlled by Sanofi to use, develop, manufacture, commercialize and otherwise exploit certain compounds, including compounds directed against or that modulate one of two specified targets (the “Licensed Compounds”) and any product containing a Licensed Compound (the “Licensed Products”) for the diagnosis, prevention and/or treatment of human diseases (the “Field”) worldwide. Sanofi retains rights to use its know-how to conduct non-clinical development of, and to manufacture, compounds other than the Licensed Compounds or the Licensed Products.

In consideration for the license grant, the Company agreed to pay Sanofi (i) an upfront cash payment of $2.25 million payable within 10 business days of the execution date of the License Agreement and (ii) up to an aggregate of $351.0 million in milestone payments upon the achievement of certain development, regulatory, commercial and sales-based milestones relating to the Licensed Products.

The Company also agreed to pay Sanofi royalties in the low single-digit to mid-single-digit percentages of annual net sales of Licensed Products. The royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis commencing on the first commercial sale of a Licensed Product in such country and continuing until the latest of (i) ten years after the first commercial sale of such Licensed Product in such country, (ii) the expiration of the last valid claim under the licensed patent rights or certain derived patent rights that cover such Licensed Product in such country, and (iii) the expiration of regulatory exclusivity for such Licensed Product in such country (collectively, the “Royalty Term”). The royalty rate is subject to reduction under certain circumstances.

The Company is solely responsible, at its own expense, for all development, manufacturing, regulatory activities and commercialization of the Licensed Products in the Field worldwide. Under the License Agreement, the Company has agreed to use commercially reasonable efforts to develop, obtain regulatory approval for and commercialize one or more Licensed Products in certain territories.

The License Agreement will expire on a Licensed Product-by-Licensed Product and country-by-country basis on the date of the expiration of all applicable Royalty Terms, unless earlier terminated. Upon expiration of the License Agreement with respect to a Licensed Product and country, the Company’s license with respect to the applicable Licensed Product in the applicable country will become a fully paid-up, perpetual and irrevocable license. Either party may terminate the License Agreement for the other party’s material breach following a cure period or upon certain insolvency events. The Company may terminate the License Agreement, for any or no reason, upon 90 days’ prior written notice to Sanofi, and Sanofi may terminate the License Agreement in the event the Company challenges the validity or enforceability of Sanofi’s patent rights. Upon any termination of the License Agreement before its expiration, all rights and licenses granted by Sanofi to the Company under the License Agreement or with respect to the specific terminated Licensed Product, as applicable, will terminate and revert to Sanofi.

The License Agreement contains, among other provisions, customary representations and warranties, covenants, indemnification obligations and confidentiality provisions for a transaction of this nature.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, which the Company intends to file, with confidential terms redacted, as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BLOOD THERAPEUTICS, INC.

Date: March 16, 2021	By:	/s/ Jeffrey Farrow
Jeffrey Farrow
Chief Financial Officer